Exhibit 99.1
NASH FINCH REPORTS THIRD QUARTER 2006 RESULTS
     MINNEAPOLIS (November 14, 2006) — Nash Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced a net loss for the third quarter ended October 7, 2006 of $4.6 million, or $0.34 per diluted share, as compared to net earnings of $11.0 million, or $0.83 per diluted share, for the third quarter of 2005. Total sales for the third quarter of 2006 were $1.427 billion as compared to $1.465 billion in the prior-year quarter. The sales decline is attributable to the closing of underperforming retail stores and higher levels of customer attrition in the food distribution segment, partially offset by stronger sales in the military segment.
     For the first forty weeks of 2006, the Company’s net earnings were $3.4 million or $0.25 per diluted share, as compared to net earnings of $27.8 million, or $2.12 per diluted share in the first forty weeks of 2005. Total sales for the first forty weeks of 2006 were $3.532 billion compared to $3.432 billion in the prior-year period. The increase in sales primarily reflects the Company’s acquisition of wholesale food distribution divisions located in Lima, Ohio and Westville, Indiana effective March 31, 2005 and stronger sales in our military segment, partially offset by a decline in the retail segment sales due to the closing of underperforming stores.
     The following table identifies significant items affecting our financial performance during the third quarter and year-to-date 2006 results (pre-tax):

	3rd Quarter	Year-to-date
(dollars in millions)	2006	2006
Non-recurring charges
Change in estimate of 2004 special charge for store dispositions based on updated assumptions and current market conditions	$6.3	$6.3
Cumulative effect of adoption of SFAS No. 123(R)	—	(0.3)
Total non-recurring charges	$6.3	$6.0

Other significant charges
Increased reserves for a customer’s leases and receivables experiencing deteriorating financial condition of their operation	5.0	5.0

Bankruptcy of a long-time customer previously disclosed in the second quarter	—	5.5
Severance costs due to senior management changes previously disclosed	4.2	4.2
Impairment of trade name deemed to be of no future value	2.0	2.0

Total other significant charges	$11.2	$16.7

Food Distribution Results

	3rd	3rd
	Quarter	Quarter		Year-to-date	Year-to-date
(dollars in millions)	2006	2005	Change	2006	2005	Change
Sales	$861.2	$886.3	(2.8%)	$2,121.2	$1,984.4	6.9%
Segment Profit	$22.7	$27.1	(16.3%)	$58.1	$65.8	(11.6%)
Percentage of Sales	2.6%	3.1%		2.7%	3.3%
     The year-to-date sales increase reflects the positive impact of the acquisition of the Lima and Westville divisions mentioned above. However, apart from the impact of the acquisition, food distribution sales declined in both the quarterly and year-to-date comparisons due to slower growth in new accounts and customer attrition. In addition, sales to our existing customer base have declined relative to 2005.
     The decrease in segment profit for the third quarter and year-to-date periods reflect a decline in food distribution margin due to a greater concentration of lower margin customers, less effective gross margin management and lower levels of productivity throughout our distribution network.
Military Distribution Results

	3rd	3rd
	Quarter	Quarter		Year-to-date	Year-to-date
(dollars in millions)	2006	2005	Change	2006	2005	Change
Sales	$365.0	$353.5	3.2%	$906.5	$884.8	2.5%
Segment Profit	$11.3	$11.6	(3.1%)	$31.0	$30.0	3.3%
Percentage of Sales	3.1%	3.3%		3.4%	3.4%
     The sales increases in both the quarter and the year-to-date comparisons reflect increased product line offerings that have resulted in new sales volumes domestically.
     Military segment profits in the third quarter and year-to-date reflect increased insurance reserve requirements and the larger concentration of sales to domestic locations, where the costs of distribution are higher.
Retail Results

	3rd	3rd
	Quarter	Quarter		Year-to-date	Year-to-date
(dollars in millions)	2006	2005	Change	2006	2005	Change
Sales	$200.8	$225.0	(10.7%)	$504.8	$563.1	(10.3%)
Segment Profit	$5.6	$6.4	(12.4%)	$16.5	$18.3	( 9.9%)
Percentage of Sales	2.8%	2.9%		3.3%	3.3%

     The sales decreases in the third quarter and year-to-date comparisons reflect the sale or closure of 13 stores since the third quarter 2005, as well as declines in same store sales of 1.8% and 2.1% in the quarterly and year-to-date comparisons, respectively. The third quarter and year-to-date 2006 same store sales and profit margins continue to be impacted by the introduction of supercenter and other alternative format competitors.
Liquidity
     During the first forty weeks of 2006, the Company repaid $24.2 million of revolving debt outstanding under its senior secured credit facility and $5.0 million on its term loan. The Company continues to focus on effectively managing its working capital, reducing indebtedness and improving its cash flow and is currently in compliance with all of its debt covenants. The Company anticipates however, that it may not meet its total leverage ratio covenant at the end of the fourth quarter. The Company is taking proactive steps to gain relief from its lenders by negotiating an amendment to its current credit facility. Preliminary discussions with debt rating agencies and its lenders have begun and the Company is optimistic that its requested amendment will be granted.
Restructuring
     In conjunction with the new strategic plan being announced today, the Company intends to rationalize its retail and food distribution businesses. It is expected that the Company will incur restructuring and impairment related charges in the range of $18.0 to $24.0 million. These charges are expected to occur during the next three fiscal quarters. Approximately $15.0 million of these charges are non-cash charges reflecting the impairment of certain assets.
Additional Information
     The Company has begun its goodwill impairment test. The impairment test indicates that the estimated fair value of the retail reporting segment is less than its carrying value. The Company is now performing a valuation in order to measure any potential impairment to be recorded in the fourth quarter of fiscal 2006.
     A conference call to review third quarter results and the new strategic plan is scheduled for 8 a.m. (CT) on November 14, 2006. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”
     Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, Iceland, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     The statements in this release that refer to plans and expectations for fiscal 2006 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the success or failure of strategic plans, new business ventures and initiatives;

•	the effect of competition on our distribution, military and retail businesses;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	risks entailed by acquisitions, including our ability to successfully integrate acquired operations and retain the customers of those operations;

•	credit risk from financial accommodations extended to customers;

•	general sensitivity to economic conditions, including volatility in energy prices;

•	future changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution operations;

•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	our ability to obtain necessary amendments to our credit facilities to ensure we remain in compliance with debt covenants;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces;

•	adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	changes in consumer spending, buying patterns or food safety concerns; and

•	unanticipated problems with product procurement.
     A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Sixteen		Forty
	Weeks Ended		Weeks Ended
	October 7,	October 8,	October 7,	October 8,
	2006	2005	2006	2005
Sales	$1,426,967	1,464,781	$3,532,490	3,432,271

Cost and expenses:
Cost of sales	1,307,171	1,332,836	3,223,760	3,105,580
Selling, general and administrative	99,214	92,125	243,787	231,553
Losses (gains) on sale of real estate	25	(556)	(1,167)	(1,097)
Special charge	6,253	—	6,253	(1,296)
Depreciation and amortization	12,685	14,357	32,004	33,345
Interest expense	7,906	7,919	20,093	18,684

Total costs and expenses	1,433,254	1,446,681	3,524,730	3,386,769

Earnings before income taxes and cumulative effect of a change in accounting principle	(6,287)	18,100	7,760	45,502

Income tax expense (benefit)	(1,670)	7,059	4,560	17,746

Net earnings (loss) before cumulative effect of a change in accounting principle	(4,617)	11,041	3,200	27,756

Cumulative effect of a change in accounting principle, net of income tax expense of $119	—	—	169	—

Net earnings (loss)	$(4,617)	11,041	$3,369	27,756

Net earnings (loss) per share:

Basic:
Net earnings (loss) before cumulative effect of a change in accounting principle	$(0.34)	0.85	$0.24	2.16
Cumulative effect of a change in accounting principle, net of income tax expense	—	—	0.01	—

Net earnings (loss) per share	$(0.34)	0.85	$0.25	2.16

Diluted:
Net earnings (loss) before cumulative effect of a change in accounting principle	$(0.34)	0.83	$0.24	2.12
Cumulative effect of a change in accounting principle, net of income tax expense	—	—	0.01	—

Net earnings (loss) per share	$(0.34)	0.83	$0.25	2.12

Cash dividends per common share	$0.180	0.180	$0.540	0.495

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,384	13,004	13,368	12,836
Diluted	13,384	13,233	13,382	13,117

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	October 7,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$930	1,257
Accounts and notes receivable, net	196,013	195,367
Inventories	287,606	289,123
Prepaid expenses	11,920	16,984
Deferred tax assets	13,895	9,476

Total current assets	510,364	512,207

Notes receivable, net	14,160	16,299

Property, plant and equipment:
Land	17,050	18,107
Buildings and improvements	193,513	193,181
Furniture, fixtures and equipment	310,297	311,778
Leasehold improvements	63,456	65,451
Construction in progress	2,835	1,876
Assets under capitalized leases	34,655	40,171

	621,806	630,564
Less accumulated depreciation and amortization	(398,500)	(387,857)

Net property, plant and equipment	223,306	242,707

Goodwill	242,092	244,471
Customer contracts and relationships, net	33,053	35,619
Investment in direct financing leases	6,282	9,920
Deferred tax asset, net	—	1,667
Other assets	10,971	14,534

Total assets	$1,040,228	1,077,424

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$8,706	10,787
Current maturities of long-term debt and capitalized lease obligations	4,716	5,022
Accounts payable	233,238	217,368
Accrued expenses	71,713	83,539
Income taxes payable	2,429	9,143

Total current liabilities	320,802	325,859

Long-term debt	340,674	370,248
Capitalized lease obligations	34,582	37,411
Deferred tax liability, net	703	—
Other liabilities	21,823	21,328
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value. Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value. Authorized 50,000 shares, issued 13,404 and 13,317 shares, respectively	22,340	22,195
Additional paid-in capital	53,099	49,430
Restricted stock	—	(78)
Common stock held in trust	(2,027)	(1,882)
Deferred compensation obligations	2,027	1,882
Accumulated other comprehensive income (loss)	(5,541)	(4,912)
Retained earnings	252,244	256,149
Treasury stock at cost, 21 and 11 shares, respectively	(498)	(206)

Total stockholders’ equity	321,644	322,578

Total liabilities and stockholders’ equity	$1,040,228	1,077,424

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Forty
	Weeks Ended
	October 7,	October 8,
	2006	2005
Operating activities:
Net earnings	$3,369	27,756
Adjustments to reconcile net income to net cash provided by operating activities:
Special charge	6,253	(1,296)
Depreciation and amortization	32,004	33,345
Amortization of deferred financing costs	634	865
Amortization of rebatable loans	3,503	2,257
Provision for bad debts	4,274	1,149
Provision for lease reserves	4,542	(754)
Deferred income tax expense	(2,049)	(881)
Gain on sale of property, plant and equipment	(1,225)	(1,865)
LIFO charge	2,513	1,176
Asset impairments	7,316	4,319
Share-based compensation	1,197	1,692
Deferred compensation	(696)	213
Other	(1,236)	1,829
Changes in operating assets and liabilities
Accounts receivable	(2,375)	(10,035)
Inventories	(996)	(40,288)
Prepaid expenses	5,064	(328)
Accounts payable	16,424	28,525
Accrued expenses	(12,453)	3,963
Income taxes payable	(6,714)	(3,218)
Other assets and liabilities	(3,041)	(1,629)

Net cash provided by operating activities	56,308	46,795

Investing activities:
Disposal of property, plant and equipment	5,284	11,033
Additions to property, plant and equipment	(18,434)	(15,930)
Business acquired, net of cash	—	(226,351)
Loans to customers	(5,767)	(1,570)
Payments from customers on loans	1,867	3,760
Purchase of marketable securities	(233)	(2,064)
Sale of marketable securities	921	2,827
Corporate owned life insurance, net	(246)	(1,498)
Other	(180)	148

Net cash used in investing activities	(16,788)	(229,645)

Financing activities:
Proceeds (payments) of revolving debt	(24,200)	38,200
Dividends paid	(7,202)	(6,387)
Proceeds from exercise of stock options	647	9,521
Proceeds from employee stock purchase plan	502	567
Proceeds from long-term debt	—	150,087
Payments of long-term debt	(5,823)	(7,176)
Payments of capitalized lease obligations	(2,241)	(2,031)
Increase (decrease) in outstanding checks	(2,081)	1,046
Payments of deferred financing costs	—	(4,942)
Other	551	—

Net cash (used) provided by financing activities	(39,847)	178,885

Net decrease in cash and cash equivalents	(327)	(3,965)
Cash and cash equivalents:
Beginning of period	1,257	5,029

End of period	$930	1,064

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Sixteen	Sixteen	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 7,	October 8,	October 7,	October 8,
	2006	2005	2006	2005
Other Data (In thousands)
Total debt	$379,972	$424,124	$379,972	$424,124
Stockholders’ equity	$321,644	310,311	$321,644	310,311
Capitalization	$701,616	734,435	$701,616	734,435
Debt to total capitalization	54%	58%	54%	58%
Working capital ratio (a)	2.62	2.25	2.62	2.25

Non-GAAP Data
Consolidated EBITDA (b)	$27,287	40,827	$78,130	98,248
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	4.35	5.74	4.35	5.74
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	3.43	2.81	3.43	2.81
Senior secured leverage ratio (senior secured debt to consolidated EBITDA) (e)	1.68	1.48	1.68	1.48

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	1.14	2.54	1.14	2.54
Debt to earnings before income taxes (d)	13.05	6.51	13.05	6.51
Senior secured debt to earnings before income taxes (e)	6.40	3.43	6.40	3.43

Debt Covenants	Required Ratio	Actual Ratio

Working capital ratio	1.75 (minimum)	2.62
Interest coverage ratio	3.50 (minimum)	4.35
Senior secured leverage ratio	2.75 (maximum)	1.68
Leverage ratio	3.50 (maximum)	3.43

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments and closed store lease costs), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending October 7, 2006 and October 8, 2005, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at October 7, 2006 and October 8, 2005, divided by Consolidated EBITDA for the respective four trailing quarters. The October 8, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

(e)	Senior secured leverage ratio is defined as total senior secured debt at October 7, 2006 and October 8, 2005 divided by Consolidated EBITDA for the respective four trailing quarters. The October 8, 2005 ratio included Consolidated EBITDA calculated on a pro-forma basis giving effect to the acquisition from Roundy’s as if it had occurred at the beginning of the trailing four quarter period. The most comparable GAAP ratio is total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)

FY 2006
	2005	2006	2006	2006	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr

Earnings from continuing operations before income taxes	$21,364	6,314	7,733	(6,287)	29,124
Add/(deduct)
Interest expense	6,048	6,067	6,120	7,906	26,141
Interest expense	6,048	6,067	6,120	7,906	26,141
Depreciation and amortization	10,376	9,702	9,617	12,685	42,380
LIFO	(452)	462	461	1,590	2,061
Closed store lease costs	(191)	902	1,327	4,455	6,493
Asset impairments	851	1,547	3,247	2,522	8,167
Gains on sale of real estate	(2,600)	33	(1,225)	25	(3,767)
Subsequent cash payments on non-cash charges	(2,690)	(808)	(656)	(1,862)	(6,016)
Special charges	—	—	—	6,253	6,253

Total Consolidated EBITDA	$32,706	24,219	26,624	27,287	110,836

	2005	2006	2006	2006	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr

Segment Consolidated EBITDA after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$22,962	20,352	20,089	26,030	89,433
Military	9,669	9,173	10,295	11,850	40,987
Retail	10,969	6,743	8,965	8,633	35,310
Unallocated Corporate Overhead	(10,894)	(12,049)	(12,725)	(19,226)	(54,894)

	$32,706	24,219	26,624	27,287	110,836

	2005	2006	2006	2006	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr

Segment profit after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$20,576	17,841	17,584	22,689	78,690
Military	9,259	8,747	11,011	11,283	40,300
Retail	8,284	4,272	6,600	5,645	24,801
Unallocated Corporate Overhead	(16,755)	(24,546)	(27,462)	(45,904)	(114,667)

	$21,364	6,314	7,733	(6,287)	29,124

FY 2005
	2004	2005	2005	2005	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr
Earnings from continuing operations before income taxes	$14,461	11,361	16,041	18,100	59,963
Add/(deduct)
Interest expense	5,369	4,187	6,578	7,919	24,053
Depreciation and amortization	8,670	8,374	10,614	14,357	42,015
LIFO	1,307	577	828	(229)	2,483
Closed store lease costs	3,211	178	—	216	3,605
Asset impairments	853	458	2,089	1,772	5,172
Gains on sale of real estate	(2,173)	—	(541)	(556)	(3,270)
Subsequent cash payments on non-cash charges	(693)	(1,375)	(652)	(752)	(3,472)
Special charges	(1,715)	—	(1,296)	—	(3,011)
Extinguishment of debt	7,204	—	—	—	7,204

Total Consolidated EBITDA	$36,494	23,760	33,661	40,827	134,742

	2004	2005	2005	2005	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr

Segment Consolidated EBITDA after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$21,549	17,726	25,291	30,379	94,945
Military	9,029	9,315	9,855	12,187	40,386
Retail	13,050	8,387	8,829	10,273	40,539
Unallocated Corporate Overhead	(7,134)	(11,668)	(10,314)	(12,012)	(41,128)

	$36,494	23,760	33,661	40,827	134,742

	2004	2005	2005	2005	Rolling
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtr

Segment profit after reclass of marketing revenues and bad debt expense (a)
Food Distribution	$19,652	15,913	22,734	27,112	85,411
Military	8,638	8,910	9,452	11,644	38,644
Retail	10,265	5,729	6,155	6,444	28,593
Unallocated Corporate Overhead	(24,094)	(19,191)	(22,300)	(27,100)	(92,685)

	$14,461	11,361	16,041	18,100	59,963

(a)	Segment information prior to fourth quarter fiscal 2005 reflects a reclassification of marketing revenues and costs from Unallocated Corporate Overhead to the Food Distribution and Retail segments and, for periods prior to fiscal year 2006, a reclassification of bad debt expense from Unallocated Corporate Overhead to Food Distribution
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Contact: LeAnne Stewart, 952-844-1060